Exhibit 99.1

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Tara Spiess

TS Communications Group, LLC

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spiess@biotechirpr.com

Aphton Announces Closing of Igeneon Acquisition

Philadelphia, PA March 24, 2005 Aphton Corporation (NASDAQ: APHT), a biopharmaceutical company focused on the development of immunotherapies for the treatment of cancer, announced the formal completion of its acquisition of Igeneon AG, a biopharmaceutical company based in Vienna, Austria. Pursuant to the agreement, Igeneon equity holders will receive an aggregate of 21.5 million shares of Aphton common stock in exchange for 100% of the equity of Igeneon. Igeneon AG will become a wholly owned subsidiary of Aphton Corporation.

“This acquisition is a key component of Aphton’s strategy to create an innovative global oncology company,” said Patrick Mooney, M.D., Chief Executive Officer of Aphton. “We believe the addition of Igeneon’s people, products and research capabilities will provide us with the depth and experience to expand our current capacity and are a complement to Aphton’s people and programs.”

“The acquisition of Igeneon by Aphton is an important event for both companies,” stated Dr. Manfred Ruediger, Chief Executive Officer of Igeneon. “We expect that the resulting organization will provide a unique opportunity to advance the pipeline we have developed at Igeneon and it will also enable us a global platform for our products.”

Strategic Pipeline

Aphton continues to focus its efforts on broadening and progressing its research and development pipeline. An important element of this strategy is the addition of Igeneon products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM positive tumor cells, and IGN311, a fully humanized antibody against the Lewis Y antigen. Igeneon also has a diverse pipeline of pre-clinical and clinical products including active and passive immunotherapies. Aphton believes that immunotherapies may have certain advantages over other targeted therapies by including specificity that may lead to better efficacy and decreased toxicities for patients.

About IGN101

IGN101 is a cancer vaccine designed to induce an immune response against EpCAM positive tumor cells. IGN101 is an off-the-shelf product consisting of the murine anti-EpCAM monoclonal antibody 17 1-A adsorbed on aluminum hydroxide. EpCAM is a cell surface glycoprotein present in normal epithelia cells and over-expressed in the majority of epithelial cancers; these cancers account for approximately 70% of all cancers. IGN101 is intended to selectively destroy disseminated and circulating tumor cells and thus may slow or prevent the formation and growth of metastases.

IGN101 is currently in a randomized, double-blind Phase II/III trial for patients with advanced non-small cell lung cancer. The trial is being evaluated as a monotherapy conducted in approximately 750 patients.

About IGN311

IGN311 is a humanized monoclonal antibody against the Lewis Y carbohydrate antigen, a blood group related oligosaccharide. Lewis Y is expressed on approximately 70% of all epithelial cancers and its expression on adult normal tissues is very restricted; hence IGN311 has the potential to target a broad range of carcinomas. IGN311 is designed to exert clinical effects by destruction of tumor cells by activation of effector functions and by selective growth inhibition via functional receptors. IGN311 is currently in Phase I clinical trials.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer. Aphton’s products seek to neutralize hormones involved in the growth and proliferation of cancers as well as other diseases. Aphton’s lead product, InsegiaTM (G17DT immunogen) is currently in development both as a monotherapy for pancreatic cancer and in combination with chemotherapy for the treatment of gastric cancer. Aphton has strategic alliances with sanofi-aventis for the development and commercialization of Insegia related to cancers of the gastrointestinal system and other cancers in North America and Europe; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com.

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) the impact of the Igeneon acquisition on Aphton’s operations, research capabilities and capacity; (2) Aphton’s belief regarding the strength of Igeneon’s product portfolio and such portfolio’s ability to complement Aphton’s product portfolio; (3) Aphton’s intent to broaden and progress its research and development pipeline; (4) Aphton’s belief that immunotherapies have certain advantages over targeted therapies; and (5) Aphton’s expectation regarding the purpose and effectiveness of IGN101 and IGN311. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected and could in the future affect Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to, (1) Aphton’s ability to identify and realize anticipated cost efficiencies and to reduce the combined cash burn rate, (2) Aphton’s ability to fund the further development of its research and development, (3) Aphton’s ability to successfully identify and consummate opportunities to broaden and progress its research and development pipeline, (4) scientific developments regarding immunotherapies, (5) Aphton’s ability to successfully integrate Igeneon’s operations and product portfolio with Aphton’s operations and product portfolio, and (6) the actual design, results and timing of preclinical and clinical studies for both companies’ products and product candidates.

SOURCE: APHTON CORPORATION